GLOBE LIFE INC. REPORTS
Fourth Quarter 2022 Results

McKinney, TX, February 1, 2023—Globe Life Inc. (NYSE: GL) reported today that for the quarter ended December 31, 2022, net income was $2.14 per diluted common share, compared with $1.76 per diluted common share for the year-ago quarter. Net operating income for the quarter was $2.24 per diluted common share, compared with $1.70 per diluted common share for the year-ago quarter.

Net income for the year ended December 31, 2022 was $7.47 per diluted common share, compared with $7.22 per diluted common share for the year-ago period. Net operating income for the year ended December 31, 2022 was $8.15 per diluted common share compared with $6.86 per diluted common share for the year-ago period.

HIGHLIGHTS:

●	Net income as an ROE was 12.3% for the twelve months ended December 31, 2022. Net operating income as an ROE excluding net unrealized gains or losses on fixed maturities was 13.4% for the same period.

●	Life premiums increased 5% at the American Income Life Division and 4% at the Liberty National Division over the year-ago quarter.

●	Health premiums increased 7% and average producing agent count increased 12% at the Family Heritage Division over the year-ago quarter.

●	Life net sales and health net sales increased over the year-ago quarter by 24% and 14%, respectively, at the Liberty National Division.

●	489,708 shares of Globe Life Inc. common stock were repurchased during the quarter.

COVID-19 Update: In the fourth quarter of 2022, the Company incurred approximately $5 million of COVID life claims as compared to $58 million for the same period last year. The Company finished the year ended December 31, 2022, with $49 million in COVID life claims, down from $140 million for the year ended December 31, 2021. For 2023, at the mid-point of our guidance, we anticipate approximately $45 million excess life claims from both COVID and non-COVID causes. We estimate total reported US deaths from COVID will be approximately 105,000 at the mid-point of our guidance.

Note: As used in the earnings release, "Globe Life," the "Company," "we," "our," and "us" refer to Globe Life Inc., a Delaware corporation incorporated in 1979, its subsidiaries and affiliates.

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
RESULTS OF OPERATIONS

Net operating income, a non-GAAP(1) financial measure, has been used consistently by Globe Life’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

The following table represents Globe Life's operating summary for the three months ended December 31, 2022 and 2021:

Operating Summary
	Per Share
	Three Months Ended December 31,			Three Months Ended December 31,
	2022	2021	% Chg.	2022	2021	% Chg.
Insurance underwriting income(2)	$2.21	$1.57	41	$218,370	$159,422	37
Excess investment income(2)	0.64	0.58	10	62,826	58,791	7
Parent company expense	(0.03)	(0.02)		(3,067)	(2,302)
Income tax expense	(0.54)	(0.40)	35	(53,534)	(40,283)	33
Stock compensation benefit (expense), net of tax	(0.04)	(0.04)		(4,057)	(3,695)
Net operating income	2.24	1.70	32	220,538	171,933	28

Reconciling items, net of tax:
Realized gain (loss)—investments	(0.08)	0.09		(7,665)	9,506
Administrative settlements	—	(0.01)		—	(1,047)
Non-operating expenses	—	—		(460)	(29)
Legal proceedings	(0.01)	(0.02)		(853)	(2,410)
Net income(3)	$2.14	$1.76		$211,560	$177,953

Weighted average diluted shares outstanding	98,640	101,343
(1)GAAP is defined as accounting principles generally accepted in the United States of America.
(2)Definitions included within this document.
(3)A GAAP-basis condensed consolidated statement of operations is included in the appendix of this report.

Note: Tables in this earnings release may not sum due to rounding.

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
The following table represents Globe Life's operating summary for the year ended December 31, 2022 and 2021:

Operating Summary
	Per Share
	Year Ended December 31,			Year Ended December 31,
	2022	2021	% Chg.	2022	2021	% Chg.
Insurance underwriting income	$8.08	$6.46	25	$799,389	$666,266	20
Excess investment income	2.41	2.31	4	238,083	238,528	—
Parent company expense	(0.11)	(0.09)		(11,156)	(9,553)
Income tax expense	(1.99)	(1.64)	21	(197,059)	(169,426)	16
Stock compensation benefit (expense), net of tax	(0.23)	(0.18)		(22,912)	(18,318)
Net operating income	8.15	6.86	19	806,345	707,497	14

Reconciling items, net of tax:
Realized gain (loss)—investments	(0.61)	0.53		(60,473)	54,220
Realized gain (loss)—redemption of debt	—	(0.07)		—	(7,358)
Administrative settlements	—	(0.01)		—	(1,047)
Non-operating expenses	(0.04)	(0.02)		(4,196)	(1,923)
Legal proceedings	(0.02)	(0.06)		(1,972)	(6,430)
Net income	$7.47	$7.22		$739,704	$744,959

Weighted average diluted shares outstanding	98,985	103,170

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
MANAGEMENT VS. GAAP MEASURES

Shareholders' equity, excluding net unrealized gains or losses on fixed maturities, and book value per share, excluding net unrealized gains or losses on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates associated with the available-for-sale portfolio. Management views the business in this manner because the Company does not intend to sell, nor is it likely that management will be required to sell, the fixed maturities prior to their maturity. It also creates more meaningful and easily identifiable trends, as we exclude fluctuations resulting from changes in interest rates. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	Year Ended December 31,
	2022	2021
Net income as an ROE(1)	12.3%	8.8%
Net operating income as an ROE (excluding net unrealized gains or losses on fixed maturities)	13.4%	12.3%

	December 31,
	2022	2021
Shareholders' equity	$4,895,861	$8,642,806
Impact of adjustment to exclude net unrealized gains or losses on fixed maturities	1,416,428	(2,761,870)
Shareholders' equity, excluding net unrealized gains or losses on fixed maturities	$6,312,289	$5,880,936

Book value per share	$49.65	$85.97
Impact of adjustment to exclude net unrealized gains or losses on fixed maturities	14.36	(27.47)
Book value per share, excluding net unrealized gains or losses on fixed maturities	$64.01	$58.50
(1) Calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS:

Life insurance accounted for 72% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 28% of the Company's insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance decreased 2% for the quarter and net health sales decreased 3%.

The following table summarizes Globe Life's premium revenue by product type for the three months ended December 31, 2022 and 2021:

Insurance Premium Revenue
	Quarter Ended
	December 31, 2022	December 31, 2021	% Chg.
Life insurance	$753,655	$732,997	3
Health insurance	323,934	312,774	4
Annuity	—	—
Total	$1,077,589	$1,045,771	3

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
INSURANCE UNDERWRITING INCOME

Insurance underwriting margin is management’s measure of profitability of the Company's life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less administrative expenses. It excludes the investment segment, Parent Company expense, stock compensation expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Results of Operations section above.

The following table summarizes Globe Life's insurance underwriting income by segment for the three months ended December 31, 2022 and 2021:

Insurance Underwriting Income
	Quarter Ended
	December 31, 2022	% of Premium	December 31, 2021	% of Premium	% Chg.
Insurance underwriting margins:
Life	$212,387	28	$146,280	20	45
Health	81,668	25	80,683	26	1
Annuity	1,958		2,163
	296,013		229,126		29
Other income	385		212
Administrative expenses	(78,028)		(69,916)		12
Insurance underwriting income	$218,370		$159,422		37
Per share	$2.21		$1.57		41

The ratio of administrative expenses to premium was 7.2%, compared with 6.7% for the year-ago quarter.

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
LIFE INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Our distribution channels consist of the following exclusive agencies: American Income Life Division (American Income), Liberty National Division (Liberty National) and Family Heritage Division (Family Heritage); an independent agency, United American Division (United American); and our Direct to Consumer Division (Direct to Consumer).

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at https://investors.globelifeinsurance.com at "Financial Reports and Other Financial Information."

Life Underwriting Margin
	Quarter Ended
	December 31,
	2022		2021
	Amount	% of Premium	Amount	% of Premium	% Chg.
American Income	$129,563	34	$101,945	28	27
Direct to Consumer	38,575	16	12,000	5	221
Liberty National	20,853	25	11,997	15	74
Other	23,396	45	20,338	39	15
Total	$212,387	28	$146,280	20	45

Life Premium
	Quarter Ended
	December 31,
	2022	2021	% Chg.
American Income	$380,713	$363,831	5
Direct to Consumer	238,476	237,415	—
Liberty National	82,400	78,963	4
Other	52,066	52,788	(1)
Total	$753,655	$732,997	3

Life Net Sales(1)
	Quarter Ended
	December 31,
	2022	2021	% Chg.
American Income	$69,796	$74,007	(6)
Direct to Consumer	30,676	33,805	(9)
Liberty National	23,252	18,827	24
Other	2,568	2,694	(5)
Total	$126,292	$129,333	(2)
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
HEALTH INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Health Underwriting Margin
	Quarter Ended
	December 31,
	2022		2021
	Amount	% of Premium	Amount	% of Premium	% Chg.
United American	$20,154	15	$19,870	15	1
Family Heritage	25,834	27	25,442	29	2
Liberty National	15,869	34	15,041	32	6
American Income	17,244	59	17,618	59	(2)
Direct to Consumer	2,567	15	2,712	15	(5)
Total	$81,668	25	$80,683	26	1

Health Premium
	Quarter Ended
	December 31,
	2022	2021	% Chg.
United American	$136,771	$130,070	5
Family Heritage	94,391	88,567	7
Liberty National	46,111	46,453	(1)
American Income	29,368	29,740	(1)
Direct to Consumer	17,293	17,944	(4)
Total	$323,934	$312,774	4

Health Net Sales(1)
	Quarter Ended
	December 31,
	2022	2021	% Chg.
United American	$20,110	$26,675	(25)
Family Heritage	22,432	18,489	21
Liberty National	8,612	7,569	14
American Income	3,921	4,453	(12)
Direct to Consumer	2,188	1,758	24
Total	$57,263	$58,944	(3)
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
PRODUCING EXCLUSIVE AGENT COUNT RESULTS BY DISTRIBUTION CHANNEL

	Quarterly Average Producing Agent Count(1)
	Quarter Ended			Quarter Ended
	December 31,			September 30,
	2022	2021	% Chg.	2022
American Income	9,243	9,530	(3)	9,477
Liberty National	2,946	2,724	8	2,784
Family Heritage	1,334	1,194	12	1,233

(1) The quarterly average producing agent count is based on the actual count at the end of each week during the period.

INVESTMENTS

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment, since it takes into consideration our stock repurchase program.

The following table summarizes Globe Life's investment income, excess investment income, and excess investment income per diluted common share.

Excess Investment Income
	Quarter Ended
	December 31,
	2022	2021	% Chg.
Net investment income	$254,398	$239,344	6
Required interest:
Interest on net policy liabilities(1)	(166,914)	(160,900)	4
Interest on debt	(24,658)	(19,653)	25
Total required interest	(191,572)	(180,553)	6
Excess investment income	$62,826	$58,791	7
Per share	$0.64	$0.58	10
(1)Interest on net policy liabilities is a component of total policyholder benefits, a GAAP measure.

Net investment income increased 6.3%, and average invested assets increased 3.9%. Required interest on net policy liabilities increased 3.7%, and average net policy liabilities increased 3.5%. The weighted average discount rate for the net policy liabilities was 5.8% and was in line with the year-ago quarter.

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
The composition of the investment portfolio at book value at December 31, 2022 is as follows:

Investment Portfolio
	As of
	December 31, 2022
	Amount	% of Total
Fixed maturities at fair value(1)	$16,503,365	91
Policy loans	614,866	3
Other long-term investments(2)	976,016	5
Short-term investments	114,121	1
Total	$18,208,368
(1) As of December 31, 2022, fixed maturities at amortized cost were $18.3 billion, net of $0 of allowance for credit losses.
(2) Includes $769 million of investments accounted for under the fair value option which have a cost of $765 million as of December 31, 2022.

Fixed maturities at amortized cost, net of allowance for credit losses, by asset class as of December 31, 2022 are as follows:

Fixed Maturity Portfolio by Sector
	As of
	December 31, 2022
	Investment Grade	Below Investment Grade	Total Amortized Cost, net
Corporate bonds	$14,442,719	$492,906	$14,935,625
Municipals	2,791,030	—	2,791,030
Government, agencies and GSEs	449,603	—	449,603
Collateralized debt obligations	—	37,098	37,098
Other asset-backed securities	75,843	12,493	88,336
Total	$17,759,195	$542,497	$18,301,692

Below are fixed maturities available for sale by amortized cost, allowance for credit losses, and fair value at December 31, 2022 and the corresponding amounts of net unrealized gains or losses recognized in accumulated other comprehensive income (loss).

As of	Amortized Cost	Allowance for Credit Losses	Net Unrealized Gains (Losses)	Fair Value
December 31, 2022	$18,301,692	$—	$(1,798,327)	$16,503,365

At amortized cost, net of allowance for credit losses, 97% of fixed maturities (97% at fair value) were rated “investment grade.” The fixed maturity portfolio earned an annual taxable equivalent effective yield of 5.18% during the fourth quarter of 2022, compared with 5.17% in the year-ago quarter.

Globe Life is not a party to any credit default swaps and does not participate in securities lending.

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
Comparable information for acquisitions of fixed maturity investments is as follows:

Fixed Maturity Acquisitions
	Quarter Ended
	December 31,
	2022	2021
Amount	$238,845	$270,959
Average annual effective yield	6.1%	3.5%
Average rating	A	A+
Average life (in years) to:
Next call	16.5	12.8
Maturity	20.9	31.1

SHARE REPURCHASE:

During the quarter, the Company repurchased 489,708 shares of Globe Life Inc. common stock at a total cost of $56 million and an average share price of $115.01.

For the year ended December 31, 2022, the Company repurchased 3.3 million shares of Globe Life Inc. common stock at a total cost of $335 million and an average share price of $100.90.

LIQUIDITY/CAPITAL:

Globe Life's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. These cash flows are not impacted by volatile equity markets. Liquidity at the Parent Company is sufficient to meet additional capital needs of the insurance companies.

EARNINGS GUIDANCE FOR THE YEAR ENDING December 31, 2023:

New accounting guidance related to long-duration insurance contracts is effective January 1, 2023. Under this new requirement, Globe Life projects net operating income between $10.20 to $10.50 per diluted common share for the year ending December 31, 2023. We estimate the impact of implementing the new accounting guidance results in an increase in net operating income in the range of $105 million to $115 million, primarily as a result of lower amortization of deferred acquisition costs.

NON-GAAP MEASURES:

In this news release, Globe Life includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Globe Life's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information, including various GAAP and non-GAAP measurements, is located at https://investors.globelifeinsurance.com on the Investors page under “Financial Reports and Other Financial Information."

GL Q4 2022 Earnings Release

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements related to the expected impact of the COVID-19 outbreak on our business operations, financial results and financial condition. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, which may be national in scope, related to the insurance industry generally, or applicable to the Company specifically. Such events or developments could include, but are not necessarily limited to:

1) Economic and other conditions, including the COVID-19 pandemic and its impact on the U.S. economy, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from Globe Life's assumptions;

2) Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement);

3) Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance;

4) Interest rate changes that affect product sales and/or investment portfolio yield;

5) General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from the COVID-19 pandemic, particularly in certain industries that may comprise part of our investment portfolio) that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities;

6) Changes in pricing competition;

7) Litigation results;

8) Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from operating during the COVID-19 pandemic);

9) The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators;

10) The customer response to new products and marketing initiatives;

11) Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized;

12) Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems;

13) The severity, magnitude and impact of the COVID-19 pandemic, including effects of the pandemic and the effects of the U.S. government’s and other businesses’ response to the pandemic, on our operations and personnel, and on commercial activity and demand for our products; and

14) Globe Life’s ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period as a result of the COVID-19 pandemic.

Readers are also directed to consider other risks and uncertainties described in other documents on file with the Securities and Exchange Commission. Globe Life specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

GL Q4 2022 Earnings Release

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Globe Life will provide a live audio webcast of its fourth quarter 2022 earnings release conference call with financial analysts at 10:30 am (Eastern) tomorrow, February 2, 2023. Access to the live webcast and replay will be available at https://investors.globelifeinsurance.com on the Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Globe Life website at “Financial Reports.”

For additional information contact:
Mike Majors, Executive Vice President - Policy Acquisition and Chief Strategy Officer
Globe Life Inc.
3700 South Stonebridge Drive
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627 or email: investors@globe.life
Website: https://investors.globelifeinsurance.com

GL Q4 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q4 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
APPENDIX

GLOBE LIFE INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Life premium	$753,655	$732,997	$3,023,296	$2,898,210
Health premium	323,934	312,774	1,279,412	1,201,676
Other premium	—	—	1	1
Total premium	1,077,589	1,045,771	4,302,709	4,099,887
Net investment income	254,398	239,344	987,499	952,447
Realized gains (losses)	(9,703)	12,033	(76,548)	59,319
Other income	385	212	1,246	1,216
Total revenue	1,322,669	1,297,360	5,214,906	5,112,869

Benefits and expenses:
Life policyholder benefits	490,726	539,512	2,045,730	2,071,810
Health policyholder benefits	199,321	194,156	791,809	758,745
Other policyholder benefits	6,807	7,213	27,917	29,061
Total policyholder benefits	696,854	740,881	2,865,456	2,859,616
Amortization of deferred acquisition costs	154,689	151,231	624,407	603,838
Commissions, premium taxes, and non-deferred acquisition costs	96,947	86,758	374,383	331,510
Other operating expense	91,804	81,279	353,954	322,029
Interest expense	24,658	19,653	90,395	83,486
Total benefits and expenses	1,064,952	1,079,802	4,308,595	4,200,479

Income before income taxes	257,717	217,558	906,311	912,390
Income tax benefit (expense)	(46,157)	(39,605)	(166,607)	(167,431)
Net income	$211,560	$177,953	$739,704	$744,959

Total basic net income per common share	$2.18	$1.77	$7.55	$7.30

Total diluted net income per common share	$2.14	$1.76	$7.47	$7.22

GL Q4 2022 Earnings Release